Exhibit 99.1

THE ST. JOE COMPANY REPORTS FIRST QUARTER 2024 RESULTS AND DECLARES A QUARTERLY DIVIDEND OF $0.12

Highlights for the first quarter of 2024 as compared to the first quarter of 2023:

●	Revenue increased by 20%.
●	Operating income increased by 42%.
●	Net income attributable to the Company increased by 34%.

Panama City Beach, Florida – (April 24, 2024) – The St. Joe Company (NYSE: JOE) (the “Company,” “We,” or “Our”) today reports first quarter 2024 results.

Jorge Gonzalez, the Company’s President and Chief Executive Officer, said, “St. Joe continues to show solid organic growth following record performance in 2023.  Hospitality revenue grew by 60% with new hotels and increased Watersound Club memberships.  Leasing revenue grew by 21% with over 1,000 leased multi-family and senior living units as of March 31, 2024.  Residential real estate revenue grew by 10%.  We sold 216 homesites in the first quarter of 2024 with a higher average base sales price of $117,000 and increased margins year over year.  The Latitude Margaritaville Watersound unconsolidated joint venture continued to expand with 177 completed home sales in the quarter.”

Mr. Gonzalez concluded, “We are building a diverse portfolio of complementary businesses.  The growth of our hospitality segment exposes more visitors to and helps grow our residential communities, which in turn creates more customers for and helps grow our commercial leasing portfolio.  As our commercial leasing portfolio grows, more shopping and entertainment opportunities arise, which further drives increased visitation.  Our profits and the value of our surrounding lands are expected to increase with each development.  We believe our future is bright, and we have just started to scratch the surface.”

Consolidated First Quarter 2024 Results

Revenue for the first quarter of 2024 increased by 20% to $87.8 million as compared to $73.0 million for the first quarter of 2023.  Hospitality revenue increased by 60% to $39.3 million and leasing revenue increased by 21% to $14.3 million. Residential real estate revenue increased by 10% to $30.8 million due to increased average sales price and mix of sales from different communities.  Commercial and forestry real estate revenue decreased from $5.9 million to $1.4 million as the Company continues to lease and operate more assets and sell less undeveloped land.

Over the past several years, the Company entered into joint ventures which are unconsolidated and accounted for using the equity method.  For the three months ended March 31, 2024, these unconsolidated joint ventures had $95.8 million of revenue, as compared to $81.8 million for the same period in 2023.  The Company’s economic interests in its unconsolidated joint ventures resulted in $7.4 million in equity in income from unconsolidated joint ventures in the first quarter of 2024, as compared to $3.7 million in the first quarter of 2023.  Although these business ventures are not included as revenue in the Company’s financial statements, they are part of the core business strategy which generates substantial financial returns for the Company.

Net income attributable to the Company for the first quarter of 2024 increased by 34% to $13.9 million, or $0.24 per share, as compared to net income of $10.4 million, or $0.18 per share, for the same period in 2023.

Earnings before interest, taxes, depreciation and amortization (“EBITDA”), a non-GAAP financial measure, for the three months ended March 31, 2024, increased by 43% to $34.9 million, as compared to $24.4 million for the same period in 2023.  Depreciation is a non-cash, GAAP expense which is amortized over an asset’s prescribed life, while maintenance and repair expenses are period costs and expensed as incurred.  See Financial Data below for additional information, including a reconciliation of EBITDA to net income attributable to the Company.

On April 24, 2024, the Board of Directors declared a cash dividend of $0.12 per share on the Company’s common stock, payable on June 13, 2024, to shareholders of record as of the close of business on May 15, 2024.

Real Estate

Total real estate revenue decreased by 7% to $34.2 million in the first quarter of 2024, as compared to $36.7 million in the first quarter of 2023.  Residential real estate revenue increased by 10% to $30.8 million for the first quarter of 2024, as compared to $28.0 million for the first quarter of 2023.  Commercial and forestry real estate revenue totaled $1.4 million in the first quarter of 2024, as compared to $5.9 for the first quarter of 2023.

The Company sold 216 homesites at an average base price of approximately $117,000 and gross margin of 50.0%, in the first quarter of 2024, as compared to 327 homesites (including 100 entitled but undeveloped homesites in the Company’s SouthWood community, located in Tallahassee, Florida) at an average base price of approximately $62,000 and gross margin of 41.0% in the first quarter of 2023.  Excluding the sale of the 100 entitled but undeveloped homesites in the Company’s SouthWood community, the average sales price per homesite in the first quarter of

2023 was approximately $80,000.  The differences in the average sales price, number of homesite closings and gross margin period over period were due to the mix of sales in different communities.

As of March 31, 2024, the Company had 1,335 residential homesites under contract, which are expected to result in revenue of approximately $119.8 million, plus residuals, over the next several years, as compared to 1,915 residential homesites under contract for $165.0 million, plus residuals, as of March 31, 2023.  The change in homesites under contract is due to increased homesite closing transactions during 2023 and the first quarter of 2024 and the amount of remaining homesites in current phases of residential communities.  The Company’s residential homesite pipeline has over 21,000 homesites in various stages of development, engineering, permitting or concept planning.

The Latitude Margaritaville Watersound unconsolidated joint venture, planned for 3,500 residential homes, had 130 net sale contracts executed in the first quarter of 2024.  Since the start of sales in 2021, there have been 1,743 home contracts.  For the first quarter of 2024, there were 177 completed home sales bringing the community to 1,181 occupied homes. The 562 homes under contract as of March 31, 2024, with an average sales price of approximately $541,000, are expected to result in sales value of approximately $303.9 million at completion, as compared to 679 homes under contract as of March 31, 2023, with an average sales price of approximately $497,000.

Hospitality

Hospitality revenue increased by 60% to $39.3 million in the first quarter of 2024, as compared to $24.5 million in the first quarter of 2023.  Hospitality revenue continues to benefit from the growth of the Watersound Club membership program and the opening of five hotels throughout 2023.  As of March 31, 2024, the Company had 3,433 club members, as compared to 2,653 club members as of March 31, 2023, an increase of 780 net new members.  As of March 31, 2024, the Company owned (individually by the Company or through consolidated and unconsolidated joint ventures) eleven hotels with 1,177 operational hotel rooms, as compared to seven hotels with 616 rooms as of March 31, 2023.  2024 will be the first full year of operations for five new hotels.  In addition, a new Residence Inn by Marriott hotel with 121 rooms opened in April 2024, bringing the Company’s current total to twelve hotels with 1,298 rooms.

Leasing

Leasing revenue from commercial, office, retail, multi-family, senior living, self-storage and other properties increased by 21% to $14.3 million in the first quarter of 2024, as compared to the same period in 2023.  As of March 31, 2024, the Company (individually by the Company or through consolidated and unconsolidated joint ventures) had 1,383 leasable multi-family and senior living units.

Rentable space as of March 31, 2024, consisted of approximately 1,082,000 square feet, of which approximately 1,046,000, or 97%, was leased, as compared to approximately 1,034,000 square feet as of March 31, 2023, of which approximately 1,005,000, or 97%, was leased.  As of March 31, 2024, the Company had an additional 98,000 square feet of leasable space under construction.  The Company is focused on commercial leasing space at the Watersound Town Center, Watersound West Bay Center and the FSU/TMH Medical Campus.  These three centers have the potential for over 1.2 million square feet of leasable space.  The Company, wholly or through joint ventures, also owns or operates commercial and hospitality businesses on real estate that could otherwise be leased to others or sold.

Corporate and Other Operating Expenses

The Company’s corporate and other operating expenses for the three months ended March 31, 2024, increased by $1.4 million to $7.1 million, as compared to $5.7 million for the same period in 2023.  Corporate and operating expenses were approximately 8% of revenue for each of the three months ended March 31, 2024, and March 31, 2023.

Investments, Liquidity and Debt

In the first quarter of 2024, the Company funded $31.5 million in capital expenditures.  In addition, the Company paid $7.0 million in cash dividends.  As of March 31, 2024, the Company had $89.8 million in cash, cash equivalents and other liquid investments, as compared to $80.0 million as of March 31, 2023, an increase of $9.8 million.  As of March 31, 2024, the Company had $276.3 million invested in development property, which, when complete, will be added to operating property or sold.  As of March 31, 2024, the weighted average effective interest rate of outstanding debt was 5.3% with an average remaining life of 17.0 years.  66% of the Company’s outstanding debt had a fixed or swapped interest rate.  The remaining 34% of debt has interest rates that vary with SOFR.  Company debt as of March 31, 2024, is approximately 29% of the Company’s total assets.

Additional Information and Where to Find It

Additional information with respect to the Company’s results for the first quarter 2024 will be available in a Form 10-Q that will be filed with the Securities and Exchange Commission (“SEC”) and can be found at www.joe.com and at the SEC’s website www.sec.gov.  We recommend studying the Company’s latest Form 10-K and Form 10-Q before making an investment decision.

FINANCIAL DATA SCHEDULES

Financial data schedules in this press release include consolidated results, summary balance sheets, corporate and other operating expenses and the reconciliation of earnings before interest, taxes, depreciation and amortization (EBITDA), a non-GAAP financial measure, for the first quarter 2024 and 2023, respectively.

FINANCIAL DATA
Consolidated Results (Unaudited)
($ in millions except share and per share amounts)

	Quarter Ended March 31,
	2024	2023
Revenue
Real estate revenue	$34.2	$36.7
Hospitality revenue	39.3	24.5
Leasing revenue	14.3	11.8
Total revenue	87.8	73.0
Expenses
Cost of real estate revenue	16.0	20.4
Cost of hospitality revenue	30.3	22.9
Cost of leasing revenue	7.2	5.4
Corporate and other operating expenses	7.1	5.7
Depreciation, depletion and amortization	11.2	7.3
Total expenses	71.8	61.7
Operating income	16.0	11.3
Investment income, net	3.4	2.9
Interest expense	(8.5)	(6.2)
Equity in income from unconsolidated joint ventures	7.4	3.7
Other (expense) income, net	(0.5)	1.2
Income before income taxes	17.8	12.9
Income tax expense	(4.7)	(3.4)
Net income	13.1	9.5
Net loss attributable to non-controlling interest	0.8	0.9
Net income attributable to the Company	$13.9	$10.4
Basic net income per share attributable to the Company	$0.24	$0.18
Basic weighted average shares outstanding	58,320,489	58,309,093

Summary Balance Sheet (Unaudited)
($ in millions)

	March 31, 2024	December 31, 2023
Assets
Investment in real estate, net	$1,022.9	$1,018.6
Investment in unconsolidated joint ventures	71.2	66.4
Cash and cash equivalents	89.8	86.1
Other assets	84.9	82.2
Property and equipment, net	65.1	66.0
Investments held by special purpose entities	203.8	204.2
Total assets	$1,537.7	$1,523.5

Liabilities and Equity
Debt, net	$452.0	$453.6
Accounts payable and other liabilities	65.4	58.6
Deferred revenue	64.5	62.8
Deferred tax liabilities, net	72.6	71.8
Senior Notes held by special purpose entity	178.3	178.2
Total liabilities	832.8	825.0
Total equity	704.9	698.5
Total liabilities and equity	$1,537.7	$1,523.5

Corporate and Other Operating Expenses (Unaudited)
($ in millions)

	Quarter Ended March 31,
	2024	2023
Employee costs	$3.7	$2.7
Property taxes and insurance	1.5	1.4
Professional fees	1.0	1.0
Marketing and owner association costs	0.2	0.2
Occupancy, repairs and maintenance	0.2	0.1
Other miscellaneous	0.5	0.3
Total corporate and other operating expenses	$7.1	$5.7

Reconciliation of Non-GAAP Financial Measures (Unaudited)
($ in millions)

Earnings before interest, taxes, depreciation and amortization (“EBITDA”) is a non-GAAP financial measure, which management believes assists investors by providing insight into operating performance of the Company across periods on a consistent basis and, when viewed in combination with the Company results prepared in accordance with GAAP, provides a more complete understanding of factors and trends affecting the Company.  However, EBITDA has limitations as an analytical tool and should not be considered in isolation or as a substitute for analysis of results reported under GAAP.  EBITDA is calculated by adjusting “Interest expense”, “Investment income, net”, “Income tax expense”, “Depreciation, depletion and amortization” to “Net income attributable to the Company”.

	Quarter Ended
	March 31,
	2024	2023
Net income attributable to the Company	$13.9	$10.4
Plus: Interest expense	8.5	6.2
Less: Investment income, net	(3.4)	(2.9)
Plus: Income tax expense	4.7	3.4
Plus: Depreciation, depletion and amortization	11.2	7.3
EBITDA	$34.9	$24.4

Important Notice Regarding Forward-Looking Statements

Certain statements contained in this press release, as well as other information provided from time to time by the Company or its employees, may contain forward-looking statements that involve risks and uncertainties that could cause actual results to differ materially from those in the forward-looking statements. You can identify forward-looking statements by the fact that they do not relate strictly to historical or current facts. These statements may include words such as “guidance,” “anticipate,” “estimate,” “expect,” “forecast,” “project,” “plan,” “intend,” “believe,” “confident,” “may,” “should,” “can have,” “likely,” “future” and other words and terms of similar meaning in connection with any discussion of the timing or nature of future operating or financial performance or other events. Examples of forward-looking statements in this press release include statements regarding our growth prospects; expansion of operational assets such as increases in hotel rooms; plans to maintain an efficient cost structure; our capital allocation initiatives, including the payment of our quarterly dividend; plans regarding our joint venture developments; and the timing of current developments and new projects in 2024 and beyond. These statements involve risks and uncertainties, and actual results may differ materially from any future results expressed or implied by the forward-looking statements.

The Company wishes to caution readers that, although we believe any forward-looking statements are based on reasonable assumptions, certain important factors may have affected and could in the future affect the Company’s actual financial results and could cause the Company’s actual financial results for subsequent periods to differ materially from those expressed in any forward-looking statement made by or on behalf of the Company, including: our ability to successfully implement our strategic objectives; new or increased competition across our business units; any decline in general economic conditions, particularly in our primary markets; interest rate fluctuations; inflation; financial institution disruptions; supply chain disruptions; geopolitical conflicts (such as the conflict between Russia and Ukraine, the conflict in the Gaza Strip and the general unrest in the Middle East) and political uncertainty and the corresponding impact on the global economy; our ability to successfully execute or integrate new business endeavors and acquisitions; our ability to yield anticipated returns from our developments and projects; our ability to effectively manage our real estate assets, as well as the ability for us or our joint venture partners to effectively manage the day-to-day activities of our projects; our ability to complete construction and development projects within expected timeframes; the interest of prospective guests in our hotels, including the new hotels we have opened since the beginning of 2023; reductions in travel and other risks inherent to the hospitality industry; the illiquidity of all real estate assets; financial risks, including risks relating to currency fluctuations, credit risks, and fluctuations in the market value of our investment portfolio; any potential negative impact of our longer-term property development strategy, including losses and negative cash flows for an extended period of time if we continue with the self-development of granted entitlements; our dependence on homebuilders; mix of sales from different communities and the corresponding impact on sales period over period; the financial condition of our commercial tenants; regulatory and insurance risks associated with our senior living facilities; public health emergencies; any reduction in the supply of mortgage loans or tightening of credit markets; our dependence on strong migration and population expansion in our regions of development, particularly Northwest  Florida; our ability to fully recover from natural disasters and severe weather conditions; the actual or perceived threat of climate change; the seasonality of our business; our ability to obtain adequate insurance for our properties or rising insurance costs; our dependence on certain third party providers; the inability of minority shareholders to influence corporate matters, due to concentrated ownership of largest shareholder; the impact of unfavorable legal proceedings or government investigations; the impact of complex and changing laws and regulations in the areas we operate; changes in tax rates, the adoption of new U.S. tax legislation, and exposure to additional tax liabilities, including with respect to Qualified Opportunity Zone program; new litigation; our ability to attract and retain qualified employees, particularly in our hospitality business; our ability to protect our information technology infrastructure and defend against cyber-attacks; increased media, political, and regulatory scrutiny could negatively impact our reputation; our ability to maintain adequate internal controls; risks associated with our financing arrangements, including our compliance with certain restrictions and limitations; our ability to pay our quarterly dividend; and the potential volatility of our common stock. More information on these risks and other potential factors that could affect the Company’s business and financial results is included in the Company’s filings with the SEC, including in the “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” sections of the Company’s most recently filed periodic reports on Form 10-K and subsequent filings. The discussion of these risks is specifically incorporated by reference into this press release.

Any forward-looking statement made by us in this press release speaks only as of the date on which it is made, and we do not undertake to update these statements other than as required by law.

About The St. Joe Company

The St. Joe Company is a real estate development, asset management and operating company with real estate assets and operations in Northwest Florida.  The Company intends to use existing assets for residential, hospitality and commercial ventures.  St. Joe has significant residential and commercial land-use entitlements.  The Company actively seeks higher and better uses for its real estate assets through a range of development activities.  More information about the Company can be found on its website at www.joe.com.

© 2024, The St. Joe Company. “St. Joe®”, “JOE®”, the “Taking Flight” Design®, “St. Joe (and Taking Flight Design)®”, and other amenity names used herein are the registered service marks of The St. Joe Company or its affiliates or others.

St. Joe Investor Relations Contact:

Marek Bakun

Chief Financial Officer

1-866-417-7132

Marek.Bakun@Joe.Com